October 28, 2009

Mr. Clayton Carter
President and Chief Executive Officer
Freestone Resources, Inc.
Republic Center, Suite 1350
3225 N. St. Paul St.
Dallas, Texas 75201

Dear Mr. Carter,

In planning and the performance of our audit of the consolidated financial statements of Freestone Resources, Inc. (the Company) as of and for the year ended June 30, 2009 in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), we considered Freestone Resources, Inc.’s internal control over financial reporting (internal control) as a basis for designing our audit procedures for the purpose of expressing our opinion on the consolidated financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we do not express an opinion on the effectiveness of the Company’s internal control.

Our consideration of internal control was for the limited purpose described in the preceding paragraph and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses.  However, as discussed below, we identified several deficiencies in internal control related to the reporting process that we consider to be significant deficiencies and, collectively, a material weakness.

A control deficiency exists when the design or operation control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles of the United States of America (GAAP) such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control.

Mr. Clayton Carter
President and Chief Executive Officer
October 28, 2009

These conditions which we consider to be significant deficiencies in internal controls, along with our recommendations, are as follows:

I.  TRIAL BALANCE AND ACCOUNTING

During the planning and initial stages of our audit, accounting management did not timely provide the trial balance for the Company’s subsidiary, Freestone Technologies, LLC. Several versions of trial balances were provided to us during our planning stage and as we began our audit procedures.  In addition, we noted incorrect accounting and adjusting entries related to several financial statement areas which caused the financial statements to not be in accordance with GAAP.  As a result, we proposed twenty three audit adjustments that were required in order for the consolidated financial statements to be fairly stated.  Some of the areas affected are described as follows.

a. Receivables - May and June 2009 oil and gas revenues were not recorded as receivables at fiscal year-end.

b.  Inventory - Produced but unsold oil and gas from the Byrd lease was not recorded as inventory but charged to expense.

c.  Long-lived assets - Oil and gas properties used in the Company’s research and development activities were not considered for impairment during the fiscal year.  Once impairment was considered by management, an impairment charge of approximately $240,000 resulted.

d.  Liabilities – There were several fiscal year transactions not properly recorded as accrued expenses or accounts payable at year end.

e.  Note payable - Payments on an installment note payable were recorded by reducing the principal balance by both the principal and interest portion of each payment.  This caused the outstanding balance of notes payable and interest expense to be understated.

f.  Stockholders’ equity  - The Company recorded its common stock issuance transactions net of a share cancelation transaction rather than record each common stock transaction separately.  This resulted in a misstatement of stockholders’ equity and an understatement of operating expenses.

Mr. Clayton Carter
President and Chief Executive Officer
October 28, 2009

g.  Income and expenses  - During the year, the Company recorded approximately half of its oil and gas revenues net of the related production and operating costs rather than recording gross production revenues and the total production and operating costs.

II. DOCUMENTATION AND SUPPORT FOR TRANSACTIONS

During our audit, we noted that the Company was not able to timely produce the supporting documentation for some of its equity transactions such as board of director minutes and information to support the price per share used by management for recording non-cash equity transactions.  Although we ultimately were provided documentation that allowed us to complete our audit of stockholders’ equity transactions, it did not appear this documentation was maintained in an organized manner.

The Company has not retained adequate documentation supporting material loan balances.  During the year, related parties loaned the Company approximately $276,000 for which there were no loan agreements.

The Company does not maintain complete documentation to support amounts paid to royalty interest owners.  Although supporting documentation for royalty payments must be filed with the Texas Railroad Commission and with the respective counties, management should maintain complete documentation of all royalty and working interest owners to insure compliance with all state and regulatory requirements and this would facilitate processing and recording of mineral interest conveyances.  Such documentation should include division orders, assignments and purchase agreements.

During our review of the Company’s year-end bank reconciliation and our search for unrecorded liabilities, we noted that there was a gap in the year ending and subsequent year beginning check number sequence.  The integrity of check number sequences should be verified and maintained for all check runs to insure unauthorized or unaccounted for transactions do not occur.

III.  VALUATION OF STOCK ISSUED FOR SERVICES AND DEBT

The Company did not properly value the common stock shares issued in non-cash transactions throughout the year.  These improperly valued transactions related to common stock issued for services and common stock issued for forgiveness of a related party note payable.  For example, management incorrectly determined the value of the shares issued using the last trading price of the Company’s stock, the average daily volume over a three month period, arbitrarily determined discounts for restrictions placed on the stock under SEC Rule 144 and the pink sheet status of the Company at the time.  The Company should have used the fair value of the shares using the stock price as of the measurement date.

Mr. Clayton Carter
President and Chief Executive Officer
October 28, 2009

IV.  FINANCIAL STATEMENT PREPARATION AND OVERSIGHT

Throughout our audit, we noted numerous errors in the information provided for the audit that could have been avoided if the Company had personnel with a more thorough knowledge of GAAP and SEC disclosure requirements. As a result, additional time was spent correcting the consolidated financial statements and redoing our work papers for these financial statement changes.  We recommend that management train its personnel through appropriate continuing education courses and/or seek additional expertise to insure they possess sufficient knowledge and experience to correctly record the Company's transactions and to insure that the Company’s financial statements are free of material misstatements and are prepared in accordance with GAAP and SEC disclosure requirements.

In addition, management did not properly identify all of the items that should have been disclosed in the financial statements or footnotes.  We noted that for these areas there were incorrect answers indicated on the financial statement disclosure checklist that we provided accounting management to complete.  The areas for which there were missing disclosures included non-cash transactions on the statements of cash flows, oil and gas receivables, stock-based compensation, reclassifications, principles of consolidation, fair value measurements, quarterly supplemental information, various income and deferred tax disclosures, subsequent events, and commitments and contingencies.  We recommend that the Company carefully review the financial statements and carefully prepare disclosure checklists to insure all material disclosures are reflected in the financial statements and footnotes in accordance with GAAP and SEC accounting and disclosure rules.  Additionally, the Company should complete an SEC filing checklist in addition to having its SEC counsel review the filing.

Each of these significant deficiencies was considered in our determination of the audit tests applied to your financial statements.  Collectively, we believe these deficiencies represent a material weakness.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As a result, the Company’s financial statements initially submitted to us for audit contained significant reporting and disclosure deficiencies such that the financial statements were materially misstated and omitted significant disclosures required by GAAP and SEC accounting rules.

Mr. Clayton Carter
President and Chief Executive Officer
October 28, 2009

This communication is intended solely for the information and use of management and the Board of Directors and is not intended to be and should not be used by anyone other than these specified parties.

We would be pleased to discuss these conditions and our recommendations with you at your convenience.  If we can assist you in any way please let us know.

Thank you for the opportunity to serve you.

Best regards,

/s/ Turner, Stone & Company, LLP
Turner, Stone & Company, LLP
Certified Public Accountants